May 2019

Filed pursuant to Rule 433 dated May 13, 2019 relating to

Preliminary Pricing Supplement No. 1,983 dated May 13, 2019

Registration Statement Nos. 333-221595; 333-221595-01

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

PLUS due July 28, 2020

Based on the Performance of the Common Stock of Apple Inc.

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The PLUS are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. Unlike ordinary debt securities, the PLUS do not pay interest and do not guarantee any return of principal at maturity. Instead, at maturity, you will receive for each $1,000 stated principal amount of PLUS that you hold an amount in cash based upon the performance of the common stock of Apple Inc., which we refer to as Apple Stock. At maturity, if Apple Stock has appreciated in value, you will receive the stated principal amount of your investment plus leveraged upside performance of Apple Stock, subject to the maximum payment at maturity. However, if Apple Stock has depreciated, you will be negatively exposed to the full amount of the percentage decline in Apple Stock and will lose 1% of the stated principal amount for every 1% of decline, without any buffer. Under these circumstances, the payment at maturity will be less than the stated principal amount and could be zero. Accordingly, you may lose your entire investment. The PLUS are for investors who seek a common stock-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the upside leverage feature that applies to a limited range of performance of Apple Stock. The PLUS are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These PLUS are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	July 28, 2020
Valuation date:	July 21, 2020, subject to postponement for non-trading days and certain market disruption events
Underlying shares:	Common Stock of Apple Inc. (“Apple Stock”)
Aggregate principal amount:	$
Payment at maturity:

If the final share price is greater than the initial share price:

$1,000 + leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity.

If the final share price is less than or equal to the initial share price:

$1,000 × share performance factor

Under these circumstances, the payment at maturity will represent a loss of 1% of the stated principal amount for every 1% of decline in Apple Stock.

Leveraged upside payment:	$1,000 x leverage factor x share percent change
Leverage factor:	300%
Share percent change:	(final share price – initial share price) / initial share price
Share performance factor:	final share price / initial share price
Initial share price:	$ , which is the closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date
Adjustment factor:	1.0, subject to adjustment in the event of certain corporate events affecting Apple Stock
Maximum payment at maturity:	At least $1,240 per PLUS (at least 124.00% of the stated principal amount, to be determined on the pricing date).
Stated principal amount / issue price:	$1,000 per PLUS (see "Commissions and issue price" below)
Pricing date:	May 21, 2019
Original issue date:	May 29, 2019 (5 business days after the pricing date)
CUSIP / ISIN:	61769HCB9 / US61769HCB96
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $973.10 per PLUS, or within $15.00 of that estimate. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public	Agent’s commissions (1)	Proceeds to us(2)
Per PLUS	$1,000.00	$12.50	$987.50
Total	$	$	$
(1)	Selected dealers and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $12.50 for each PLUS they sell. In addition, selected dealers and their financial advisors will receive a structuring fee of $2.50 for each PLUS. See “Additional Information About the PLUS—Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Additional Information About the PLUS––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(3)	See “Additional Information About the PLUS—Use of proceeds and hedging” on page 13.

The PLUS involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 6.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying preliminary pricing supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The PLUS are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related preliminary pricing supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the PLUS” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Preliminary Pricing Supplement No. 1,983 dated May 13, 2019

Prospectus Supplement dated November 16, 2017	Prospectus dated November 16, 2017

Morgan Stanley Finance LLC

PLUS due July 28, 2020 Based on the Common Stock of Apple Inc.

Principal at Risk Securities

Investment Summary

Trigger Performance Leveraged Upside Securities

The PLUS due July 28, 2020 Based on the Performance of the Common Stock of Apple Inc. (the “PLUS”) can be used:

▪	As an alternative to direct exposure to Apple Stock that enhances returns for any positive performance of Apple Stock, subject to the maximum payment at maturity.

▪	To potentially outperform Apple Stock in a moderately bullish scenario.

Maturity:	Approximately 1 year and 2 months
Leverage factor:	300% (applicable only if the final share price is greater than the initial share price)
Maximum payment at maturity:	At least $1,240 per PLUS (at least 124.00% of the stated principal amount, to be determined on the pricing date)
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the PLUS.
Coupon:	None
Listing:	The PLUS will not be listed on any securities exchange

All payments on the PLUS are subject to the credit risk of Morgan Stanley.

The original issue price of each PLUS includes costs associated with issuing, selling, structuring and the PLUS, which are borne by you, and, consequently, the estimated value of the PLUS on the pricing date will be less than $1,000. We estimate that the value of each PLUS on the pricing date will be approximately $973.10, or within $15.00 of that estimate. Our estimate of the value of the PLUS as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the PLUS on the pricing date, we take into account that the PLUS comprise both a debt component and a performance-based component linked to the underlying shares. The estimated value of the PLUS is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying shares, instruments based on the underlying shares, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the PLUS?

In determining the economic terms of the PLUS, including the leverage factor and the maximum payment at maturity, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the PLUS would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the PLUS?

The price at which MS & Co. purchases the PLUS in the secondary market, absent changes in market conditions, including those related to the underlying shares, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the PLUS in the secondary market, absent changes in market conditions, including those related to the underlying shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

May 2019	Page 2

Morgan Stanley Finance LLC

PLUS due July 28, 2020 Based on the Common Stock of Apple Inc.

Principal at Risk Securities

Key Investment Rationale

The PLUS offer the potential for a positive return at maturity based on the value of a limited range of positive performance of Apple Stock. At maturity, if Apple Stock has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of Apple Stock, subject to the maximum payment at maturity. However, if Apple Stock has depreciated, investors will be negatively exposed to the full amount of the percentage decline in Apple Stock and will lose 1% of the stated principal amount for every 1% of decline, without any buffer. Investors may lose their entire initial investment in the PLUS. All payments on the PLUS are subject to our credit risk.

Leveraged Upside Performance	The PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in Apple Stock within a certain range of positive performance.
Upside Scenario if Apple Stock Appreciates	The final share price is greater than the initial share price and, at maturity, you receive a full return of principal as well as 300% of the increase in the value of Apple Stock, subject to a maximum payment at maturity of at least $1,240 per PLUS (at least 124.00% of the stated principal amount, to be determined on the pricing date). For example, if the final share price is 5% greater than the initial share price, the PLUS will provide a total return of 15% at maturity.
Par Scenario	The final share price is equal to the initial share price. In this case, you receive the stated principal amount of $1,000 at maturity.
Downside Scenario	The final share price is less than the initial share price. In this case, the PLUS redeem for less than the stated principal amount and this decrease will be by an amount proportionate to the decline in the value of Apple Stock as of the valuation date. Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000 per PLUS. For example, if the final share price is 30% less than the initial share price, the PLUS will be redeemed at maturity for a loss of 30% of principal at $700, or 70% of the stated principal amount. There is no minimum payment at maturity on the PLUS, and you could lose your entire investment.

May 2019	Page 3

Morgan Stanley Finance LLC

PLUS due July 28, 2020 Based on the Common Stock of Apple Inc.

Principal at Risk Securities

How the PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$1,000 per PLUS
Leverage factor:	300%
Hypothetical maximum payment at maturity:	$1,240 per PLUS (124.00% of the stated principal amount)
Minimum payment at maturity:	None

PLUS Payoff Diagram

See the next page for a description of how the PLUS work.

May 2019	Page 4

Morgan Stanley Finance LLC

PLUS due July 28, 2020 Based on the Common Stock of Apple Inc.

Principal at Risk Securities

How it works

▪	Upside Scenario if Apple Stock Appreciates. If the final share price is greater than the initial share price, the investor would receive the $1,000 stated principal amount plus 300% of the appreciation of Apple Stock over the term of the PLUS, subject to the hypothetical maximum payment at maturity. Under the terms of the PLUS, an investor will realize the hypothetical maximum payment at maturity of $1,240 per PLUS (124.00% of the stated principal amount) at a final share price of 8% of the initial share price.

▪	If Apple Stock appreciates 5%, the investor would receive a 15% return, or $1,150 per PLUS.

▪	If Apple Stock appreciates 60%, the investor would receive only a 24.00% return, or $1,240 per PLUS, due to the maximum payment at maturity.

▪	Par Scenario. If the final share price is equal to the initial share price, the investor would receive the $1,000 stated principal amount.

▪	Downside Scenario. If the final share price is less than the initial share price, the investor would receive an amount less than the $1,000 stated principal amount, based on a 1% loss of principal for each 1% decline in Apple Stock. Under these circumstances, the payment at maturity will be less than per PLUS. There is no minimum payment at maturity on the PLUS.

▪	If Apple Stock depreciates 30%, the investor would lose 30% of the investor’s principal and receive only $700 per PLUS at maturity, or 70% of the stated principal amount.

May 2019	Page 5

Morgan Stanley Finance LLC

PLUS due July 28, 2020 Based on the Common Stock of Apple Inc.

Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement, prospectus supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the PLUS.

▪	The PLUS do not pay interest or guarantee the return of any principal at maturity. The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest or guarantee the payment of any of the principal amount at maturity. If the final share price is less than the initial share price, the payout at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each PLUS, and this decrease will be by an amount proportionate to the full amount of the decline in the closing price of Apple Stock, without any buffer. There is no minimum payment at maturity on the PLUS, and you could lose your entire investment. See “How the PLUS Work” on page 4.

▪	Your appreciation potential is limited. The appreciation potential of the PLUS is limited by the maximum payment at maturity of at least $1,240 per PLUS, or 124.00% of the stated principal amount. The actual maximum payment at maturity will be determined on the pricing date. Although the leverage factor provides 300% exposure to any increase in the final share price over the initial share price, because the payment at maturity will be limited to 124.00% of the stated principal amount for the PLUS (assuming a maximum payment at maturity of $1,240 per PLUS), any increase in the final share price over the initial share price by more than 8% of the initial share price will not further increase the return on the PLUS. See “How the PLUS Work” on page 4.

▪	The market price of the PLUS may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the PLUS in the secondary market, including:

o	the market price of Apple Stock at any time;

o	the volatility (frequency and magnitude of changes in price) of Apple Stock;

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect Apple Stock or stock markets generally and which may affect Apple and the price of Apple Stock;

o	interest and yield rates in the market;

o	the dividend rate on Apple Stock, if any;

o	the time remaining until the PLUS mature;

o	the occurrence of certain events affecting Apple Stock that may or may not require an adjustment to the adjustment factor; and

o	any actual or anticipated changes in our credit ratings or credit spreads.

The price of Apple Stock may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. You may receive less, and possibly significantly less, than the stated principal amount per PLUS if you try to sell your PLUS prior to maturity.

Some or all of these factors will influence the price that you will receive if you sell your PLUS prior to maturity. For example, you may have to sell your PLUS at a substantial discount from the stated principal amount of $1,000 per PLUS if the closing prices of Apple Stock at the time of sale is near or below the initial share price on the pricing date, or if market interest rates rise. You cannot predict the future performance of Apple Stock based on its historical performance. There can be no assurance that the final share price will be equal to or greater than the initial share price such that you will not suffer a loss on your initial investment in the PLUS. There is no minimum payment at maturity on the PLUS and you could lose your entire investment. In addition, there can be no assurance that the final share price will not increase beyond at least 108% of the initial share price, in which case you will receive only the maximum payment at maturity. Although the leverage factor provides 300% exposure to any increase in the price of Apple Stock above the initial share price, because the payment at maturity will be limited to 124.00% of the stated principal amount for the PLUS (assuming a maximum payment at maturity of $1,240 per PLUS), any increase in the final share price over the initial share price by more than 8% of the initial share price will not further increase the return on the PLUS.

▪	The PLUS are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the PLUS. You are dependent on our ability to pay all amounts due on the PLUS at maturity and therefore you are subject to our credit risk. If we default on our obligations under the PLUS, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the PLUS prior to maturity will be affected

May 2019	Page 6

Morgan Stanley Finance LLC

PLUS due July 28, 2020 Based on the Common Stock of Apple Inc.

Principal at Risk Securities

by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the PLUS.

▪	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

▪	The amount payable on the PLUS is not linked to the price of Apple Stock at any time other than the valuation date. The final share price will be the closing price of Apple Stock on the valuation date. Even if the price of Apple Stock appreciates prior to the valuation date but then drops by the valuation date, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the price of Apple Stock prior to such drop. Although the actual price of Apple Stock on the stated maturity date or at other times during the term of the PLUS may be higher than the final share price, the payment at maturity will be based solely on the closing price of Apple Stock on the valuation date.

▪	We are not affiliated with Apple, Inc. Apple, Inc., which we refer to as Apple, is not an affiliate of ours and is not involved with this offering in any way. Consequently, we have no ability to control the actions of Apple, including any corporate actions of the type that would require the calculation agent to adjust the payout to you at maturity. Apple has no obligation to consider your interests as an investor in the PLUS in taking any corporate actions that might affect the value of your PLUS. None of the money you pay for the PLUS will go to Apple.

▪	We may engage in business with or involving Apple without regard to your interests. We or our affiliates may presently or from time to time engage in business with Apple without regard to your interests, including extending loans to, or making equity investments in, Apple or its affiliates or subsidiaries or providing advisory services to Apple, such as merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about Apple. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to Apple Stock. These research reports may or may not recommend that investors buy or hold Apple Stock.

▪	Investing in the PLUS is not equivalent to investing in Apple Stock. Investing in the PLUS is not equivalent to investing in Apple Stock. As an investor in the PLUS, you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to Apple Stock. As a result, any return on the PLUS will not reflect the return you would realize if you actually owned shares of Apple Stock and received the dividends paid or distributions made on them.

▪	The PLUS may come to be based on the closing prices of the common stocks of companies other than Apple. Following certain corporate events relating to Apple Stock, such as a merger event where holders of Apple Stock would receive all or a substantial portion of their consideration in cash or a significant cash dividend or distribution of property with respect to Apple Stock, you will receive at maturity an amount based on the closing prices of the common stocks of three companies in the same industry group as Apple in lieu of, or in addition to, Apple Stock. Following certain other corporate events, such as a stock-for-stock merger where Apple is not the surviving entity, you will receive at maturity an amount based on the closing price of the common stock of a successor corporation to Apple. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in the section of the accompanying pricing supplement called “Terms—Antidilution Adjustments.” The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the PLUS.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the PLUS in the original issue price reduce the economic terms of the PLUS, cause the estimated value of the PLUS to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the PLUS in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

May 2019	Page 7

Morgan Stanley Finance LLC

PLUS due July 28, 2020 Based on the Common Stock of Apple Inc.

Principal at Risk Securities

The inclusion of the costs of issuing, selling, structuring and hedging the PLUS in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the PLUS less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the PLUS in the secondary market, absent changes in market conditions, including those related to Apple Stock, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪	The estimated value of the PLUS is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the PLUS than those generated by others, including other dealers in the market, if they attempted to value the PLUS. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your PLUS in the secondary market (if any exists) at any time. The value of your PLUS at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the PLUS may be influenced by many unpredictable factors” above.

▪	The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect Apple Stock. MS & Co., as calculation agent, will adjust the adjustment factor for certain events affecting Apple Stock, such as stock splits, stock dividends and extraordinary dividends, and certain other corporate actions involving Apple Stock. However, the calculation agent will not make an adjustment for every corporate event or every distribution that could affect Apple Stock. In addition, no adjustments will be made for regular cash dividends, which are expected to reduce the price of Apple Stock by the amount of such dividends. If an event occurs that does not require the calculation agent to adjust the adjustment factor, such as a regular cash dividend, the market price of the PLUS may be materially and adversely affected. The determination by the calculation agent to adjust, or not to adjust, the adjustment factor may materially and adversely affect the market price of the PLUS. For example, if the record date for a regular cash dividend were to occur on or shortly before the valuation date, this may decrease the share closing price to be less than the initial share price (resulting in a loss of some or all of your investment in the PLUS), materially and adversely affecting your return.

▪	The PLUS will not be listed and secondary trading may be limited. The PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the PLUS. MS & Co. may, but is not obligated to, make a market in the PLUS and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the PLUS, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily. Since other broker-dealers may not participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the PLUS, it is likely that there would be no secondary market for the PLUS. Accordingly, you should be willing to hold your PLUS to maturity.

▪	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the PLUS. As calculation agent, MS & Co. will determine the initial share price and the final share price, including whether the share price has decreased to below the initial share price, whether a market disruption event has occurred or any antidilution adjustment is required, and will calculate the amount of cash you will receive at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the calculation of the final share price. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Terms—Initial Share Price,” “—Final Share Price,” “—Valuation Date,” “—Closing Price,” “—Trading Day,” “—Calculation Agent,” “—Market Disruption Event,” “—Antidilution Adjustments” and “—Alternate Exchange Calculation in Case of an Event of Default.” In addition, MS & Co. has determined the estimated value of the PLUS on the pricing date.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the PLUS. One or more of our affiliates expect to carry out hedging activities related to the PLUS (and possibly to other instruments linked to Apple Stock), including trading in Apple Stock and in options contracts on Apple Stock, as well as in other instruments related to Apple Stock. As

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Morgan Stanley Finance LLC

PLUS due July 28, 2020 Based on the Common Stock of Apple Inc.

Principal at Risk Securities

a result, these entities may be unwinding or adjusting hedge positions during the term of the PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade Apple Stock and other financial instruments related to Apple Stock on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to pricing date could potentially increase the initial share price and, therefore, could increase the price at or above which Apple Stock must close on the valuation date so that investors do not suffer a loss on their initial investment in the PLUS. Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could adversely affect the closing price of Apple Stock on the valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪	The U.S. federal income tax consequences of an investment in the PLUS are uncertain. Please read the discussion under “Additional Information—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the PLUS. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the PLUS as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the PLUS as ordinary income. Additionally, as discussed under “United States Federal Taxation—FATCA” in the accompanying preliminary pricing supplement, the withholding rules commonly referred to as “FATCA” would apply to the PLUS if they were recharacterized as debt instruments. However, recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization) eliminate the withholding requirement on payments of gross proceeds of a taxable disposition. We do not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

May 2019	Page 9

Morgan Stanley Finance LLC

PLUS due July 28, 2020 Based on the Common Stock of Apple Inc.

Principal at Risk Securities

Apple Stock Overview

Apple Inc. designs, manufactures and markets mobile communication and media devices, personal computers, and portable digital music players, and sells a variety of related software, services, peripherals, networking solutions, and third-party digital content and applications. Apple Stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “Commission”). Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1580, 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference Section of the Commission, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission’s website is.www.sec.gov. Information provided to or filed with the Commission by Apple Inc. pursuant to the Exchange Act can be located by reference to Commission file number 000-10030. In addition, information regarding Apple Inc. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

Information as of market close on May 10, 2019:

Bloomberg Ticker Symbol:	AAPL	52 Weeks Ago:	$190.04
Current Share Price:	$197.18	52 Week High (on 10/3/2018):	$232.07
Current Dividend Yield:	1.50%	52 Week Low (on 1/3/2019):	$142.19

The following graph sets forth the daily closing values of Apple Stock for the period from January 1, 2014 through May 10, 2019. The related table sets forth the published high and low closing prices, as well as the end-of-quarter closing prices, of Apple Stock for each quarter during the period from January 1, 2016 through May 10, 2019. Apple Inc. announced a seven-for-one stock split on April 23, 2014, and its common stock began trading on a split-adjusted basis on June 9, 2014. The closing prices of Apple Stock prior to June 9, 2014 have been adjusted to reflect the stock split. The closing price of Apple Stock on May 10, 2019 was $197.18. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The historical closing prices of Apple Stock should not be taken as an indication of future performance, and no assurance can be given as to the closing price of Apple Stock on the valuation date.

Historical Daily Closing Prices of Apple Stock January 1, 2014 to May 10, 2019

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Morgan Stanley Finance LLC

PLUS due July 28, 2020 Based on the Common Stock of Apple Inc.

Principal at Risk Securities

Common Stock of Apple Inc. (CUSIP 037833100)	High ($)	Low ($)	Period End ($)
2016
First Quarter	109.56	93.42	108.99
Second Quarter	112.10	90.34	95.60
Third Quarter	115.57	94.99	113.05
Fourth Quarter	118.25	105.71	115.82
2017
First Quarter	144.12	116.02	143.66
Second Quarter	156.10	140.68	144.02
Third Quarter	164.05	142.73	154.12
Fourth Quarter	176.42	153.48	169.23
2018
First Quarter	181.72	155.15	167.78
Second Quarter	193.98	162.32	185.11
Third Quarter	228.36	183.92	225.74
Fourth Quarter	232.07	146.83	157.74
2019
First Quarter	195.09	142.19	189.95
Second Quarter (through May 10, 2019)	211.75	191.24	197.18

This document relates only to the PLUS offered hereby and does not relate to Apple Stock or other securities of Apple. We have derived all disclosures contained in this document regarding Apple from the publicly available documents described above. In connection with the offering of the PLUS, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Apple in connection with the offering of the PLUS. Neither we nor the Agent makes any representation that such publicly available documents are or any other publicly available information regarding Apple is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of Apple Stock (and therefore the price of Apple Stock at the time we price the PLUS) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Apple could affect the value received at maturity with respect to the PLUS and therefore the value of the PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of Apple Stock.

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Morgan Stanley Finance LLC

PLUS due July 28, 2020 Based on the Common Stock of Apple Inc.

Principal at Risk Securities

Additional Information About the PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional provisions:
Postponement of maturity date:	If, due to a market disruption event or otherwise, the valuation date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the valuation date as postponed.
Additional information related to calculating the final share price:

If a market disruption event occurs with respect to Apple Stock, the calculation agent may determine the final share price in accordance with the procedures set forth in the accompanying preliminary pricing supplement. You should refer to the section “Terms—Closing Price” in the accompanying preliminary pricing supplement for more information.

Following certain corporate events relating to Apple Stock, the calculation agent may make the antidilution adjustments in accordance with the procedures set forth in the accompanying preliminary pricing supplement for PLUS. You should refer to the section “Terms—Antidilution Adjustments” in the accompanying preliminary pricing supplement for more information.

Minimum ticketing size:	$1,000 / 1 PLUS
Tax considerations:

You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the PLUS offered under the accompanying preliminary pricing supplement and is superseded by the following discussion.

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the PLUS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. However, because our counsel’s opinion is based in part on market conditions as of the date of this document, it is subject to confirmation on the pricing date.

Assuming this treatment of the PLUS is respected, the following U.S. federal income tax consequences should result based on current law:
▪ A U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to settlement, other than pursuant to a sale or exchange.

▪   Upon sale, exchange or settlement of the PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the PLUS.  Such gain or loss should be long-term capital gain or loss if the investor has held the PLUS for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.

As discussed in the accompanying preliminary pricing supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2021 that do not have a delta of one with respect to any Underlying

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Principal at Risk Securities

Security. Based on the terms of the PLUS and current market conditions, we expect that the PLUS will not have a delta of one with respect to any Underlying Security on the pricing date. However, we will provide an updated determination in the pricing supplement. Assuming that that the PLUS do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the PLUS should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the PLUS.

Both U.S. and non-U.S. investors considering an investment in the PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying preliminary pricing supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the PLUS.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Use of proceeds and hedging:

The proceeds from the sale of the PLUS will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per PLUS issued, because, when we enter into hedging transactions in order to meet our obligations under the PLUS, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the PLUS borne by you and described beginning on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the PLUS.

On or prior to the pricing date, we, through our affiliates or others, expect to hedge our anticipated exposure in connection with the PLUS by taking positions in Apple Stock and in futures and options contracts on Apple Stock, or in any other securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the initial share price of Apple Stock, and therefore the initial share price and the price at or above which Apple Stock must close on the valuation date so that investors do not suffer a loss on their initial investment in the PLUS. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the PLUS by purchasing and selling Apple Stock, options contracts relating to Apple Stock listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the valuation date. As a result, these entities may be unwinding or adjusting hedge positions during the term of the PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. We cannot give any assurance that our hedging activity will not affect the price of Apple Stock and, therefore, adversely affect the value of the PLUS or the payment you will receive at maturity, if any. For further information on our use of proceeds and hedging, see “Additional Information About the PLUS—Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Benefit plan investor considerations:

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the PLUS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (such accounts and plans, together with other plans, accounts and arrangements subject to Section 4975 of the Code, also “Plans”).

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Morgan Stanley Finance LLC

PLUS due July 28, 2020 Based on the Common Stock of Apple Inc.

Principal at Risk Securities

ERISA Section 406 and Section 4975 of the Code generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the PLUS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the PLUS.

Because we may be considered a party in interest with respect to many Plans, the PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition of these PLUS will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violate any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The PLUS are contractual financial instruments. The financial exposure provided by the PLUS is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the PLUS. The PLUS have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the PLUS.

Each purchaser or holder of any PLUS acknowledges and agrees that:

(i)    the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the PLUS, (B) the purchaser or holder’s investment in the PLUS, or (C) the exercise of or failure to exercise any rights we have under or with respect to the PLUS;

(ii)   we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the PLUS and (B) all hedging transactions in connection with our obligations under the PLUS;

(iii)  any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

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Principal at Risk Securities

(iv)  our interests are adverse to the interests of the purchaser or holder; and

(v)   neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan. In this regard, neither this discussion nor anything provided in this document is or is intended to be investment advice directed at any potential Plan purchaser or at Plan purchasers generally and such purchasers of these PLUS should consult and rely on their own counsel and advisers as to whether an investment in these PLUS is suitable.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the PLUS if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the PLUS by the account, plan or annuity.

Additional considerations:	Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the PLUS, either directly or indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:

Selected dealers and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $12.50 for each PLUS they sell. In addition, selected dealers and their financial advisors will receive a structuring fee of $2.50 for each PLUS.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the PLUS. When MS & Co. prices this offering of PLUS, it will determine the economic terms of the PLUS, including the maximum payment at maturity, such that for each PLUS the estimated value on the pricing date will be no lower than the minimum level described in “Summary of Pricing Supplement” beginning on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the PLUS, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the PLUS. Specifically, the agent may sell more PLUS than it is obligated to purchase in connection with the offering, creating a naked short position in the PLUS for its own account. The agent must close out any naked short position by purchasing the PLUS in the open market after the offering. A naked short position in the PLUS is more likely to be created if the agent is concerned that there may be downward pressure on the price of the PLUS in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agent may bid for, and purchase, the PLUS in the open market to stabilize the price of the PLUS. Any of these activities may raise or maintain the market price of the PLUS above independent market prices or prevent or retard a decline in the market price of the PLUS. The agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the agent has entered into a hedging transaction in connection with this offering of the PLUS. See “—Use of proceeds and hedging” above.

Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.
Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement and the preliminary pricing supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the prospectus supplement, the preliminary pricing supplement, and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about

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Principal at Risk Securities

Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the preliminary pricing supplement, prospectus supplement and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov.as follows:

Preliminary Pricing Supplement No. 1,983 dated May 13, 2019

Prospectus Supplement dated November 16, 2017

Prospectus dated November 16, 2017

Terms used but not defined in this document are defined in the preliminary pricing supplement, the prospectus supplement or in the prospectus.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

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